UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ORTHOFIX MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

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3451 Plano Parkway

Lewisville, Texas 75056

Supplement to Proxy Statement Dated April 29, 2024

For the 2024 Annual Meeting of Shareholders

To Be Held June 18, 2024

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT OR THE PROXY CARD AND THEY CONTINUE TO BE IN FULL FORCE AND EFFECT AS ORIGINALLY FILED. Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

June 5, 2024

Dear Shareholders:

We are writing to ask for your support for Proposal 4, to be voted at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Orthofix Medical Inc. (the “Company”) and to consider our reasons for making your decision. Proposal 4 is a proposal to amend the Company’s Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP”) to increase the number of shares available under the 2012 LTIP by 5,000,000 shares. The additional shares requested are critical to our ability to continue to grant equity awards to eligible participants, to attract, retain and motivate our most important asset, our valuable employees, and to remain competitive. In the judgment of our board of directors (the “Board”), awards granted under the 2012 LTIP will be a valuable incentive and will serve to the ultimate benefit of our shareholders by aligning more closely the interests of award recipients with those of our shareholders.

If our shareholders do not approve Proposal 4, we believe that we will be at a disadvantage compared to our competitors for recruiting, retaining and motivating highly skilled employees, including members of our management team, as our competitors are implementing aggressive strategies to solicit and recruit top talents in the medical device industry. Further, if Proposal 4 is not approved, we will be forced to increase cash compensation, thereby replacing the current equity award mix with cash-based incentives, which contradicts our compensation philosophy, which seeks to maintain the alignment of employee and shareholder interests, and would reduce resources available to meet our business needs.

The Board believes that at the current approximate $13.50 common stock share price, the additional shares requested would provide for two years of employee equity grants. If the share price increases, fewer shares would be required to be issued for equity awards to meet our targeted equity compensation levels, reducing the dilutive impact to shareholders. As an example, at a $20 common stock share price, approximately 35% fewer shares would need to be granted to meet such targeted equity compensation levels. As a reference, approximately 40% of currently outstanding stock options have a strike price of $25 or higher, which limits their retention value to employees and also limits dilution to shareholders if the stock price does not rise above that price.

The Success of our Business

The purpose of the 2012 LTIP is to provide eligible employees and non-employee directors an incentive to contribute to the success of the Company and to operate and manage our business in a manner that will provide for our long-term growth and profitability, and provide a means of attracting, motivating, rewarding and retaining key employees and non-employee directors. The 2012 LTIP allows us to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance stock awards. In the judgment of the Board, awards granted under the 2012 LTIP are a valuable incentive and serve the ultimate benefit of our shareholders by aligning more closely the interests of award recipients with those of our shareholders.

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for our employees and non-employee directors. The Compensation and Talent Development Committee and the Board carefully monitor our annual burn rate, total dilution and equity compensation expense in an effort to maximize shareholder value by granting only the appropriate number and type of equity awards necessary to attract, reward and retain key employees and non-employee directors. In addition, we use industry benchmarks to monitor and evaluate the reasonableness of the equity compensation we offer to our employees and prospective employees, targeting the median of the market for annual equity awards. The Board believes that the additional shares requested are critical to our ability to continue to grant equity awards to eligible participants, to attract, retain and motivate our most important asset, our valuable employees, and to remain competitive.

If our shareholders do not approve Proposal 4, we will continue to grant awards under the 2012 LTIP and the SeaSpine 2015 Plan until there are no longer any shares available for grant, following which we will be more restricted in our ability to successfully attract and retain highly skilled employees, including members of our management team. Unless we can offer comparable packages of equity compensation, we will be at a disadvantage when competing for experienced talent with companies with operations similar to ours in size and complexity, and we will be required to replace the equity award mix with cash-based incentives, which is contrary to our compensation philosophy, which seeks to maintain the alignment of employee and shareholder interests. In addition, we would prefer to use our cash for normal business operations.

Our Board recognizes the impact of dilution on shareholders and believes that it has prudently managed equity awards, providing market-competitive equity awards, benchmarked to our peer group (we target 50th percentile of the market), and giving proper consideration to the dilutive impact of stock awards on shareholder equity. In determining the number of shares to be reserved for issuance under the 2012 LTIP, the Compensation and Talent Development Committee and the Board considered the following:

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Paying for Performance. We have historically held our employees and executives accountable for our performance, as indicated by payouts of less than target, or no payouts, for PSUs originally awarded in 2016 (50% payout), 2017 (0% payout), 2018 (0% payout), and 2019 (0% payout). We re-introduced performance-based equity awards in 2024 in our executive compensation program after a one-year pause, targeting 75% of an equity award linked to performance, with 25% delivered in stock options and 50% delivered in PSUs.
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Overhang. Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under the 2012 LTIP and the SeaSpine 2015 Plan. The 2012 LTIP does not permit recycling shares withheld to cover taxes as available shares. Accordingly, actual dilution upon vesting of outstanding awards is less than reflected.
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Our total number of outstanding shares is significantly lower than that of our peers. In fact, our outstanding share count was near the 20th percentile of the peer group that we use for benchmarking executive compensation.
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Burn Rate. Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. The burn rate in 2023 was higher than in prior years as a result of the decision to forgo PSUs in order to allow the management team the opportunity to thoroughly review and refine the Company’s long-term business strategy and operating plan following the merger before setting long-term performance goals that supported a successful merger.
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Forecasted Grants. In determining our projected share utilization, the Compensation and Talent Development Committee and the Board considered a forecast that included the following factors: (1) the shares needed for retention of key employees; (2) forecasted future grants to all employees and non-employee directors; and (3) the shares currently available for issuance under the 2012 LTIP and the SeaSpine 2015 Plan. In 2024, we have returned to our normal practice of including performance-based equity awards in our executive compensation program, which may reduce our burn rate in future years since options, because of their inherent risk, are more dilutive than PSUs from an accounting perspective. In other words, more options are required than PSUs to deliver the same value. However, because of the potential to earn PSUs above target (up to 200% of target), additional shares may be required to satisfy our obligations.

The 2012 LTIP includes compensation and governance best practices.

The 2012 LTIP contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the shareholders’ interests, as described below.

Minimum vesting period for awards. The plan contains a 12-month minimum vesting requirement on at least 95% of awards, subject to certain limited exceptions.

No single trigger accelerated vesting upon change in control. A default “double-trigger” accelerated vesting following a change in control in which awards are assumed, which requires both a change in control and a qualifying termination of employment in order for vesting to be accelerated for assumed, converted or replaced awards.

Repricing prohibited. The plan prohibits the repricing of outstanding stock options and stock appreciation rights without prior shareholder approval except in the case of certain equitable adjustments in connection with change of control transactions.

Fungible share counting. The plan applies a fungible share counting structure whereby the number of shares of our common stock available for issuance under the plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant and (ii) 1.84 shares for each one share of stock issued pursuant to an award granted under the plan that is not a stock option or a stock appreciation right. Any shares related to awards which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or is settled in cash in lieu of shares will increase the number of shares available for issuance again under the plan.

Limits on individual grants. No award for more than 400,000 shares subject to stock options or stock appreciation rights (or 200,000 shares not subject to stock options or stock appreciation rights) may be granted to any individual in any fiscal year.

Limits on non-employee director compensation. The aggregate value of all compensation granted or paid, as applicable, to a non-employee director in a fiscal year, including any awards granted under the plan and cash fees paid, will not exceed $1,000,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

No liberal share counting or recycling of appreciation awards. The following shares will not become available again for issuance under the plan: (i) shares tendered or withheld or subject to an award surrendered that are used to purchase or satisfy the exercise price of a stock option or stock appreciation right; (ii) shares that were not issued upon the net settlement or net exercise of a stock option or stock-settled stock appreciation right under the plan; (iii) shares deducted or delivered from payment of an award to satisfy a tax withholding obligation; and (iv) shares repurchased by us with the proceeds from the exercise or purchase price of a stock option or a stock appreciation right.

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. As a result, the plan prohibits discounted options or stock appreciation rights.

Administration by independent committee. The plan is administered by the members of our Compensation and Talent Development Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.

Shareholder approval is required for additional shares. The plan does not contain an annual “evergreen” provision. The plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

No liberal change in control definition. The change in control definition in the plan is not a “liberal” definition. A transaction must actually occur in order for the provisions in the plan involving a change in control to be triggered.

Material amendments require shareholder approval. Consistent with Nasdaq listing rules, the plan requires shareholder approval of any material revisions to the plan. In addition, certain other amendments to the plan require shareholder approval.

No dividends paid on unvested awards. No dividends or dividend equivalents relating to the shares subject to an award will be paid until and unless the underlying award vests, and will be subject to the same vesting conditions and restrictions applicable to the shares subject to the corresponding award.

Awards subject to forfeiture/clawback. Awards made under the 2012 LTIP are subject to our compensation recovery, or “clawback” policy, which applies to all of our executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance by Orthofix with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This policy provides, subject to limited exceptions, for mandatory clawback of excess incentive compensation awarded in the three completed fiscal years preceding the date the Company determines that the Company is required to prepare an accounting restatement. Excess incentive compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure that was in excess of the amount that such covered officer would have received taking into account the restated financial results. The clawback policy has been filed as an exhibit to the 2023 Form 10-K.

Limits on transferability of awards. The plan does not permit stock options or other awards to be transferred to third parties for value or other consideration.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 4.

Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please contact Louisa Smith, Gilmartin Group at ir@orthofix.com.

By order of the board of directors,

J. Andrés Cedrón

Chief Legal Officer and Corporate Secretary